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                                                                     EXHIBIT 5.1

[LETTERHEAD OF CHRISTENSEN, MILLER, FINK, JACOBS, GLASER, WEIL & SHAPIRO, LLP]

                                October 13, 2000



MGM MIRAGE
3600 Las Vegas Boulevard South
Las Vegas, Nevada  89109

          Re:  Registration Statement on Form S-3
               (File No. 333-47412)
               --------------------

Gentlemen:

     You have requested our opinion as counsel for MGM MIRAGE, a Delaware corporation (the "Company"), and certain of the Company's subsidiaries (the "Subsidiary Guarantors") in connection with the proposed secondary offer and sale by Kirk Kerkorian of up to $50,000,000 principal amount of the Company's 9-3/4 % Senior Subordinated Notes Due 2007 (the "Senior Subordinated Notes"). The Senior Subordinated Notes are described in and subject to the terms and conditions of that certain indenture dated as of May 31, 2000 (the "Indenture") between the Company, as issuer, the Subsidiary Guarantors, as guarantors, and The Bank of New York, a New York banking corporation, as Trustee. The payment of principal, of premium, if any, and interest on the Senior Subordinated Notes is unconditionally guaranteed by the Subsidiary Guarantors pursuant to Article 15 of the Indenture (the "Subsidiary Guarantees" and together with the Senior Subordinated Notes, the "Securities"). The proposed offer and sale of the Securities are the subject of the Company's Registration Statement Form S-3 (File No. 333-47412), as amended (the Registration Statement"). The Securities were originally offered and sold by the Company pursuant to the Purchase Agreement dated May 22, 2000 ( the "Purchase Agreement") between the Company and the underwriters named in Schedule A to the Purchase Agreement. All capitalized terms not defined herein shall have the same definition as those ascribed to them in the Purchase Agreement.

     In rendering our opinion, we have examined the following (collectively, the "Transaction Documents"): (1) the Purchase Agreement; (2) the Indenture; and (3) the Securities. We have not reviewed, and express no opinion as to, any instrument or agreement referred to or incorporated by reference in the Transaction Documents.

     In rendering the opinion set forth herein, we have assumed the satisfaction of the following conditions: the issuance by any necessary regulatory agencies of appropriate permits, consents, approvals, authorizations and orders relating to the offer and sale of the Securities in
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MGM MIRAGE
October 13, 2000
Page 2

their respective jurisdictions; the issuance by all state and local regulatory authorities with jurisdiction over the Company's gaming activities (collectively, the "Gaming Authorities") of any required permits, consents, approvals, authorizations and orders, and the due delivery to the Gaming Authorities of any required notification or filing, relating to the offer and sale of the Securities and the performance by the Company and the Subsidiary Guarantors of their respective obligations pursuant to the Indenture; the qualification of the Indenture under the Trust Indenture Act of 1939, as amended; the Registration Statement being declared effective by the Commission; the due execution, acknowledgment and delivery of the Indenture; the due authorization, execution, acknowledgment, if necessary, and delivery of the Securities; the due execution, acknowledgment, if necessary, and delivery of all other agreements contemplated by the Indenture; the enforceability of other agreements contemplated by the Indenture against all parties thereto except the Company and the Subsidiary Guarantors; the offering and sale of the Securities in the manner set forth in the Registration Statement, pursuant to said permits, consents, approvals, authorizations and orders; the genuineness and authenticity of all signatures on original documents submitted to us; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; and the continued accuracy of all certificates and other documents from public officials dated earlier than the date of this letter.

     In rendering our opinion set forth herein, we are also relying as to certain factual matters solely upon (and have ourselves performed no examination or investigation) an Officer's Certificate given to us by the Company.

     Our opinion set forth herein is limited to the internal laws of the State of California, the General Corporation Law of the State of Delaware (based on the latest unofficial compilation available to us) and the federal laws of the United States of America. We express no opinion whatsoever with respect to the laws of any other jurisdiction and can assume no responsibility for the applicability or effect of any such laws. Insofar as any of the matters set forth below may involve or be affected by the laws of the State of Nevada, or the matters set forth in (including any limitations set forth therein), we are relying solely upon the opinion of Lionel Sawyer & Collins, the Company's special Nevada counsel, a copy of which is attached hereto as Exhibit A, and our opinion is subject to any assumptions, exceptions or limitations set forth in such opinion. We note that the Indenture and the Securities state that they are to be governed by and construed in accordance with the laws of the State of Nevada. Therefore, our opinion contained herein is subject to and given solely in reliance upon the opinion of Lionel Sawyer & Collins attached hereto as Exhibit A.

     Based upon the foregoing, it is our opinion that the Securities are legal, valid and binding agreements of the Company and the Subsidiary Guarantors, respectively, enforceable against the Company and the Subsidiary Guarantors in accordance with their respective terms.
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MGM MIRAGE
October 13, 2000
Page 3

     This opinion is addressed solely to the Company and no one else has the right to rely upon it, nor may anyone rely on it, quote from it or employ it in any matter other than as specifically permitted herein without the prior written consent of the undersigned; provided, however, we hereby consent to the filing of this opinion as an exhibit to, and the references to this firm contained in, the Registration Statement.



                         Very truly yours,


     /s/ Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP

     CHRISTENSEN, MILLER, FINK, JACOBS, GLASER, WEIL & SHAPIRO, LLP